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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
            ________________________________________________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
            ________________________________________________________
                           BEVERLY ENTERPRISES, INC.
                     (FORMERLY NEW BEVERLY HOLDINGS, INC.)
             (Exact Name of Registrant as Specified in Its Charter)

         DELAWARE                      5111 ROGERS AVENUE, SUITE 40-A                    62-1691861
     (State or Other                    FORT SMITH, ARKANSAS  72919                   (I.R.S. Employer
     Jurisdiction of                                                                Identification No.)
     Incorporation or
      Organization)

             (Address of Principal Executive Offices Including Zip
                                     Code)
            ________________________________________________________
                           BEVERLY ENTERPRISES, INC.
                NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN
                            (Full Title of the Plan)
            ________________________________________________________
                             ROBERT W. POMMERVILLE
                           EXECUTIVE VICE PRESIDENT,
                          GENERAL COUNSEL & SECRETARY
                           BEVERLY ENTERPRISES, INC.
                         5111 ROGERS AVENUE, SUITE 40-A
                          FORT SMITH, ARKANSAS  72919
                    (Name and Address of Agent For Service)
            ________________________________________________________
                                 (501) 452-6712
         (Telephone Number, Including Area Code, of Agent For Service)
            ________________________________________________________

----------------------------------------------------------------------------------------------------------------------------------
                                             CALCULATION OF REGISTRATION FEE
                                                      PROPOSED MAXIMUM       PROPOSED MAXIMUM
    TITLE OF SECURITIES         AMOUNT TO BE           OFFERING PRICE           AGGREGATE                AMOUNT OF
     TO BE REGISTERED            REGISTERED             PER SHARE(1)          OFFERING PRICE         REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
   BEVERLY ENTERPRISES,          $1,000,000                 100%                $1,000,000                 $295
     INC. NON-EMPLOYEE
     DIRECTOR DEFERRED
     COMPENSATION PLAN
      OBLIGATIONS (2)
----------------------------------------------------------------------------------------------------------------------------------
     COMMON STOCK, PAR              (3)                      --                     --                     NONE
   VALUE $.10 PER SHARE
----------------------------------------------------------------------------------------------------------------------------------

NOTE: In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o).

(2) The Beverly Enterprises, Inc. Non-Employee Director Deferred Compensation Plan Obligations are unsecured obligations of Beverly Enterprises, Inc. to pay deferred compensation in the future in accordance with the terms of the Beverly Enterprises, Inc. Non-Employee Director Deferred Compensation Plan.

(3) Pursuant to Rule 457(i), such indeterminate number of shares of Common Stock as may be issuable upon payment of the Beverly Enterprises, Inc. Non-Employee Director Deferred Compensation Plan Obligations, including such additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions.


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

                                  INTRODUCTION

     This Registration Statement on Form S-8 is filed by Beverly Enterprises, Inc. (formerly "New Beverly Holdings, Inc."), a Delaware corporation (the "Registrant"), relating to $1,000,000 of unsecured obligations of the Registrant to pay deferred compensation in the future (the "Obligations") and Beverly Enterprises, Inc. Common Stock, par value $0.10 per share, issuable in satisfaction of the Obligations in accordance with the terms of the Beverly Enterprises, Inc.'s Non-Employee Director Deferred Compensation Plan (the "Plan").

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information requested in Part I of this Registration Statement is included in the prospectus for the Plan, which the Company has excluded from this Registration Statement in accordance with the instructions to Form S-8.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                 The following documents previously filed with the Commission are hereby incorporated by reference into this Registration Statement:

         1. The Company's Registration Statement on Form S-1 filed with the Commission on June 4, 1997, as amended, under which the Company registered Common Stock under the Securities Act of 1933, as amended.

         2. The description of the Shares set forth in the Company's Registration Statement on Form 8-A, filed with the Commission on October 15, 1997, under which the Company registered the Shares under Section 12(g) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

         3. The Company's report on Form 10-Q for the quarter ended September 30, 1997.

         4. The Annual Report on Form 10-K for the year ended December 31, 1996, the report on Form 10-Q for the quarter ended March 31, 1997, the report on Form 10-Q for the quarter ended June 30, 1997, the report on Form 10-Q for the quarter ended September 30, 1997 and the current report on Form 8-K dated April 15, 1997, each filed by Beverly Enterprises, Inc., a Delaware corporation and predecessor of the Company ("Old Beverly"). The Company is incorporating by reference the documents listed in this Item 4 because the Company succeeded to all of the business of Old Beverly, other than its institutional and mail service pharmacy business.

                 All reports and other documents that the Company subsequently files with the Securities and Exchange Commission (the "Commission") pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating




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



that the Company has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Company files such report or document. Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement. The Company's file number with the Commission is 1-9550.

ITEM 4.  DESCRIPTION OF SECURITIES.

         The Common Stock of the Registrant is registered under Section 12 of the Exchange Act.

         $1,000,000 of Plan Obligations are being registered under this Registration Statement to be offered to certain non-employee directors of the Registrant pursuant to the Plan. The Obligations are general unsecured obligations of the Registrant to pay deferred compensation in accordance with the terms of the Plan from the general assets of the Registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. The amount of compensation deferred by each Participant under the Plan is determined in accordance with the Plan based upon elections by each Participant. Participants may elect to defer up to 100% of such Participant's annual compensation, in increments of 25%.

         Three types of contributions are available under the Plan. First, Participants will be able to defer receipt of all or part of annual meeting and retainer fees to a pre-tax deferred compensation account with two investment options. The first investment option is a Deferred Cash Account, which will be credited with interest at a variable rate equal to the prime rate of interest as established by a major New York bank. Interest equivalents on amounts deferred under this option will be calculated annually as of December 31 of each year. The second investment option will be a Deferred Share Unit Account, with each unit having a value equivalent to one share of the Registrant's Common Stock. Although the Plan is not actually funded and amounts deferred under the Plan will not necessarily be invested in the Registrant's Common Stock, a Participant's Deferred Share Unit Account will fluctuate in value as if it had been invested in the Registrant's Common Stock.

         Second, upon a deferral of compensation by a Participant into such Participant's Deferred Share Unit Account, the Registrant will credit that Participant's Deferred Share Unit Account with an additional number of Deferred Share Units equal to 25% of the number of Deferred Share Units credited by virtue of such Participant's deferral. To the extent dividends on any of the Registrant's Common Stock are paid, dividend equivalents and fractions thereof will be calculated with respect to balances of Deferred Share Units in a Participant's Deferred Share Unit Account, converted to additional equivalents of the Registrant's Common Stock and credited to the Participant's Deferred Share Unit Account as of the dividend payment date.

         Third, each Participant will receive an award of 500 Deferred Share Units during the initial 1997 Plan Year. Thereafter, beginning with the year 1998, and continuing each year thereafter, each Participant will receive an award of 500 Deferred Share Units, which will be credited to such Participant's Deferred Share Unit Account as of the last day of the Registrant's stock's trading in the month of January of the respective Plan year. The annual award of 500 Deferred Share Units will not be subject to the 25% matching contribution described in the preceding paragraph.




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         The Beverly Enterprises, Inc. Non-Employee Director Deferred
Compensation Plan was originally adopted by Beverly Enterprises, Inc. prior to the Distribution and Merger which is described in the proxy statement issued by Beverly Enterprises, Inc. ("Old Beverly") dated October 20, 1997 ("Proxy Statement"). The Plan was subsequently amended to provide for its adoption by the Registrant contemporaneous with the Distribution and Merger. Such amendment also provides that, as of the date of the Distribution and Merger, each Participant's Accounts under the Plan, as expressed as a number of Deferred Share Units will be adjusted by dividing the number of Deferred Share Units by the Distributed Stock Fraction, as that term is defined in the Proxy Statement. Subsequent to the Distribution and Merger, all subsequent additions to the Plan shall be deemed invested in Common Stock of the Registrant. Furthermore, the annual award of 500 Deferred Share Units shall be made in terms of Common Stock of the Registrant.

         Participants are at all times 100% vested in both of their Deferral Accounts. The vested accrued balances in the Participant's Deferral Accounts shall be paid to the Participant upon such Participant's retirement, termination or disability. In the case of any Participant's death prior to retirement from the Board, the vested accrued balance in such Participant's Deferral Accounts will be paid to the Participant's designated beneficiary(ies). Earlier distributions are available only in the event of an unforeseeable emergency resulting in an extreme financial hardship for the Participant and only if approved by the Board of Directors of the Registrant. Distributions will ordinarily be made in shares of the Registrant's Common Stock. With prior Board approval, however, a Participant may elect to be paid in cash. Distributions will be in the form of either (a) one lump sum, or (b) over a period of two to ten years commencing as soon as it is administratively feasible after the Participant's retirement, termination, death or disability. Such election of distribution method shall be made at the time of deferral and may be changed at any time with Board approval prior to the Participant's retirement, termination, death or disability as long as it is made at least twenty-four (24) months prior to the Participant's retirement, termination, death or disability.

         A Participant's Obligations cannot be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the Participant, and pass only to a survivor beneficiary under the Plan, or by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order which recognizes the rights of a spouse or former spouse to share in such Obligations.

         The Obligations are not subject to redemption, in whole or in part, prior to the payout to the Participant. However, the Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect a Participant's right to Obligations in the amount of the Participant's vested Deferral Accounts as of the date of such amendment or termination.

                 The Obligations are not convertible into any other security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. Except with respect to a "grantor trust," which the Registrant may establish pursuant to the Plan, no trustee will be appointed having the authority to take action with respect to the Obligations, and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, and taking action upon a default.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                 The validity of the Common Stock has been passed upon for the Registrant by John W. MacKenzie, its Deputy General Counsel and Assistant Secretary. Mr. MacKenzie owns approximately 29,758 shares of Common Stock and options to purchase a number of




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shares of Common Stock equivalent to those Options previously held  by Mr.
MacKenzie to purchase 23,000 shares of the former Beverly Enterprises, Inc. Common Stock, as adjusted pursuant to the terms of the Employee Benefit Matters Agreement relating to the Distribution and Merger, as defined and as described in the Proxy Statement issued by the former Beverly Enterprises, Inc. dated October 20, 1997. It is currently anticipated that Mr. MacKenzie will not be eligible to participate in the Plan.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                 The Delaware General Corporation Law, the Company's certificate of incorporation and bylaws, and the Company's indemnification agreements between the Company and its officers and directors provide that the Company will indemnify them to the full extent permitted by the Delaware General Corporation Law for liabilities and expenses that they may incur in their capacities as directors and officers of the Company. Generally, the Company will indemnify its directors and officers with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company. With respect to any criminal action or proceeding, the director or officer must also not have had any reasonable cause to believe that his or her actions were unlawful.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                 Inapplicable.

ITEM 8.  EXHIBITS.

EXHIBIT NO.                                      DESCRIPTION
     4.1          Beverly Enterprises, Inc. Non-Employee Director Deferred Compensation Plan
     5.1          Opinion of John W. MacKenzie, Esq.
     23.1         Consent of John W. MacKenzie, Esq. (contained in Exhibit 5.1)
     23.2         Consent of Ernst & Young LLP

ITEM 9.  UNDERTAKINGS.

                 A. RULE 415 OFFERING. The undersigned Registrant hereby undertakes:

                          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or




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                 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 B. FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 C. REQUEST FOR ACCELERATION OF EFFECTIVE DATE OR FILING OF REGISTRATION STATEMENT ON FORM S-8. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         [SIGNATURES ON THE NEXT PAGE]




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                                   SIGNATURES

                 Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Smith, State of Arkansas, on this 5th day of December, 1997.

                                  BEVERLY ENTERPRISES, INC.

                                  By: /s/  David R. Banks
                                     -----------------------------------------
                                  Name:    David R. Banks
                                  Title:   Chairman of the Board,
                                           Chief Executive Officer and Director

                               POWER OF ATTORNEY

                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints Robert W. Pommerville and John W. MacKenzie, and each of them severally as his or her attorney-in-fact to sign his or her name and on his or her behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments to this Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

                      NAME AND SIGNATURE                               TITLE                             DATE
         /s/  David R. Banks                           Chairman of the Board, Chief                December 5, 1997
         ------------------------------------------    Executive Officer and Director
         David R. Banks



         /s/  Boyd W. Hendrickson                      President, Chief Operating Officer          December 5, 1997
         --------------------------------------------  and Director
         Boyd W. Hendrickson



         /s/  Scott M. Tabakin                         Executive Vice President and Chief          December 5, 1997
         ------------------------------------------    Financial Officer
         Scott M. Tabakin




         /s/  Pamela H. Daniels                        Vice President, Controller, and             December 5, 1997
         ------------------------------------------    Chief Accounting Officer
         Pamela H. Daniels




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
         /s/  Beryl F. Anthony, Jr.                    Director                                    December 5, 1997
         ------------------------------------------
         Beryl F. Anthony, Jr.


         /s/  James R. Greene                          Director                                    December 5, 1997
         ------------------------------------------
         James R. Greene


         /s/  Edith E. Holiday                         Director                                    December 5, 1997
         ------------------------------------------
         Edith E. Holiday


         /s/  Jon E. M. Jacoby                         Director                                    December 5, 1997
         ------------------------------------------
         Jon E. M. Jacoby


         /s/  Risa J. Lavizzo-Mourey, M.D.             Director                                    December 5, 1997
         ------------------------------------------
         Risa J. Lavizzo-Mourey, M.D.


         /s/  Louis W. Menk                            Director                                    December 5, 1997
         ------------------------------------------
         Louis W. Menk


         /s/  Marilyn R. Seymann                        Director                                    December 5, 1997
         -------------------------------------------
         Marilyn R. Seymann




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                                 EXHIBIT INDEX

                EXHIBIT NO.                                     DESCRIPTION
                    4.1        Beverly Enterprises, Inc. Non-Employee Director Deferred Compensation Plan
                    5.1        Opinion of John W. MacKenzie, Esq.
                   23.1        Consent of John W. MacKenzie, Esq. (included in
                               Exhibit 5.1)
                   23.2        Consent of Ernst & Young LLP




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